1.	NATURE OF OPERATIONS & SIGNIFICANT ACCOUNTING POLICIES

The company was incorporated on March 28, 1979  by registration of its Memorandum and Articles under the Company Act of British Columbia, Canada. The company's stock was consolidated on a one new for 3.9 old shares basis on August 16, 1985 and again consolidated on a one new for three old shares basis on May 29, 1992. On October 19, 2001 the Company changed its name from Trooper Technologies Inc. to Stream Communications Network, Inc.

These interim consolidated financial statements should be read in conjunction with the audited December 31, 2002 annual financial statements.

These interim financial statements follow the same accounting policies and methods of their application as in the December 31, 2002 annual financial statements. These interim consolidated financial statements do not conform in all respects to the requirements of Canadian generally accepted accounting principles for annual financial statements in that they do not include all note disclosures.

These consolidated financial statements include the accounts of the Company and the following subsidiaries. All intercompany transactions and balances have been eliminated.

	Country of Incorporation	Percentage ownership June 30, 2003	Percentage ownership December 31, 2002
EES Waste solutions Limited	Cyprus	100.0%	100.0%
International Eco-Waste Systems S.A. ("Eco-Waste")	Poland	0.0%	0.0%
Stream Communications Sp. z o.o. ("Stream")	Poland	100.0%	100.0%
Gimsat Sp. z o.o. ("Gimsat") - (note 3)	Poland	100.0%	100.0%
Polvoice.com Sp. z o.o. ("PolVoice")	Poland	0.0%	0.0%
Bielsat.com Sp. z o.o. ("Bielsat")	Poland	51.0%	51.0%

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and expenses for the periods reported. Actual results could differ from those estimates.

2.	DISCONTINUED OPERATIONS

During 2001, the company commenced planned operations in providing cable TV and related cable services. The previous business of meat waste rendering was interrupted when  the European Commission imposed a ban on meat and bone meal products due to the risk of Bovine Spongiform Encephalopathy ("BSE") spread by these products. The Company changed direction in regards to the meat rendering business to avoid liability and uncertainty from the fallout from BSE and applied to change its hazardous waste licence to an incinerator licence. The Company was intending to utilize this licence to start operations in the hazardous waste business, but the company decided to sell this business, as it did not fit with its cable service business.

On September 30, 2002 Eco-Waste was sold to a arm’s length buyer. The terms of the agreement included a nominal down payment and payments due of $500,000 USD of which $250,000 is due on each of December 31, 2003 and December 31, 2004. Because of uncertainty in this sector of the market, these payments due in 2003 and 2004 are valued at nil.

In view of the Company’s main business and objectives directed towards cable TV, it was decided to discontinue the operations of PolVoice. In this manner, the Company is focused on one business objective. The operations of PolVoice were discontinued and the company is being liquidated.

The statements of operations for the discontinued business operations are:
For the six months ended June 30, 2003	PolVoice	Eco-Waste	Total
Sales	$ -	$ -	$ -
Expenses	-	-	-
Amortization	-	-	-
Write-down of net assets to net realizable value	-	-	-
Foreign exchange loss	-	-	-
Loss from discontinued operations	$ -	$ -	$ -

For the six months ended June 30, 2002	PolVoice	Eco-Waste	Total
Sales	$ 18,971	$ -	$ 18,971
Expenses	$ (81,573)	$ (116,517)	(198,090)
Amortization	(38,968)	-	(38,968)
Write-down of net assets to net realizable value	(22,386)	(2,109,267)	(2,131,653)
Foreign exchange gain	5	-	5
Loss from discontinued operations	$ (123,951)	$ (2,225,784)	$ (2,349,735)

The balance sheets for the discontinued business operations are:
June 30, 2003	PolVoice	Eco-Waste	Total
Total assets	$ -	$ -	$ -
Total liabilities
Net assets of discontinued operations before net realizable value provision	-	-	-
Net realizable value provision	-	-	-
Net assets of discontinued operations	$ -	$ -	$ -

3.	PROPERTY, PLANT AND EQUIPMENT

June 30, 2003	Cost	Accumulated amortization	Net book value

Automobiles	$ 279,513	$ 92,145	$ 187,368
Buildings, offices	2,120,529	625,424	1,495,105
Cable television network equipment	7,449,102	1,969,891	5,479,211
Furniture and fixtures	363,089	260,436	102,653
Computer software	72,487	53,094	19,393
Plant construction-in-progress	191,380	-	191,380
	$ 10,476,100	$ 3,000,990	$ 7,475,110

December 31, 2002	Cost	Accumulated amortization	Net book value

Automobiles	$ 331,814	$ 110,468	$ 221,346
Buildings, offices	2,520,229	513,737	2,006,492
Cable television network equipment	8,770,650	2,056,039	6,714,611
Furniture and fixtures	375,344	265,698	109,646
Computer software	85,828	60,778	25,050
Plant construction-in-progress	124,430	-	124,430
	$ 12,208,295	$ 3,006,720	$ 9,201,575

4.	INTANGIBLE ASSETS

June 30, 2003	Cost	Accumulated amortization	Net book value
Cable TV licences	$ 95,905	$ 41,446	$ 54,459
Subscriber base	4,686,963	345,065	4,341,898
Goodwill	-	-	-
	$ 4,782,868	$ 386,511	$ 4,396,357

December 31, 2002	Cost	Accumulated amortization	Net book value
Cable TV licences	$ 116,217	$ 23,335	$ 92,882
Subscriber base	5,565,072	330,465	5,234,607
Goodwill	147,671	5,806	141,865
	$ 5,828,960	$ 359,606	$ 5,469,354

5.	DEFERRED CHARGES	June 30, 2003	December 31, 2001
	Direct and incremental costs of prospectus (note 6)	$ 2,193,089	$ 1,841,855
	Due diligence costs of acquisition targets	177,406	177,406
		$ 2,370,495	$ 2,019,261

6.	LONG-TERM DEBT
		June 30, 2003	December 31, 2001
	Loan balances, current portion	$ 75,007	$ 104,653
	Loan balances, long term portion	20,305	146,195
	Total	$ 95,312	$ 250,848

Bank loans are secured by the fixed assets of the Company repayable monthly at a rate of $10,890 per month, until August 2003 when the payments reduce to $5,376 per month. Interest in charged at the prime rate in Poland plus ½% .

7.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Included in accounts payable and accrued liabilities is approximately $1,522,401  (December 31, 2002 - $1,637,715) owed on the acquisition of GimSat, and $1,137,611 (2002 - $616,812) owed for fees related to the prospectus (Note 10).

8.	CAPITAL STOCK
	(a) Authorized
	150,000,000 common shares of no par value
	(b) Issued	Number of Shares	Price	Share Capital
	Balance - December 31, 2002	27,666,379		$ 26,110,367
	Subscriptions received	-		1,136,728
	Warrants exercised	200,000	$ 2.85	570,000
	Warrants exercised	100,000	$ 2.00	200,000
	Warrants exercised	1,036,770	$ 1.80	1,866,186
	Fair value of warrants exercised	-		1,346,404
	Balance - December 31, 2002	29,003,149		$ 31,229,685
	Warrants exercised	495,247	$ 1.80	891,445
	Fair value of warrants exercised			343,244
	Balance - June 30, 2003	29,498,396		$ 32,464,374

(c) Options

In  the  Annual General Meeting held on June 30, 2003,  the shareholders approved the creation of the "Stock Option Plan" pursuant to which the directors  were  authorized  to  issue  stock  options from time to time to employees,  officers, consultants and directors of the Company up to 5,800,630 common shares of the Company at the time of such issue,  at a minimum price allowed under the applicable securities laws.

Common share purchase options are issued to directors, officers, employees and non-employees of the company with exercise prices which approximate market values at the time the option is granted. Options granted previously vested immediately and have a term of five years. Options granted in this period vest one-quarter every year with the first quarter vesting immediately and the remaining options vesting if the Company's shares are trading on an exchange and the trading price for the previous 30 days has exceeded 15% of the exercise price compounding each year to 45% in the third year. Options are normally granted for a period of five years.

Summary of directors' and employees' stock options, warrants and convertible securities outstanding:
	Shares	Weighted average exercise price $
Balance of options at December 31, 2002	4,370,000	1.88
Granted	-	-
Forfeited	-	-
Balance of options at June 30, 2003	4,370,000	$ 1.88

The following table summarizes information about fixed stock options outstanding at June 30, 2003
	Options Outstanding			Options Exercisable
Range of exercise prices	Number outstanding at June 30, 2003	Weighted average remaining contractual life (years)	Weighted average exercise price $	Number exercisable at June 30, 2003	Weighted average exercise price $
$1.41	114,062	0.8	$ 1.41	114,062	$ 1.41
1.60	3,049,938	3.3	1.60	943,985	1.60
2.62	715,000	1.6	2.62	715,000	2.62
2.65	491,000	2.0	2.65	491,000	2.65
	4,370,000	2.8	$ 1.88	2,264,047	$ 2.14

(d) Warrants
The changes in warrants were as follows:		Number of common shares permitted to be purchased
	Number of warrants		Price per share	Expiry date	Fair value of Warrants
Outstanding December 31, 2002	701,286	350,643	$2.00	28-Dec-03	$ 228,318
	300,000	150,000	1.80	28-Dec-03	103,962
	3,404,105	3,404,105	1.80	28-Dec-03	2,359,309
	125,000	125,000	2.25 USD	28-Dec-03	49,080
Total balance December 31, 2002	4,530,391	4,029,748			$ 2,740,669
Outstanding June 30, 2003	701,286	350,643	$2.00	28-Dec-03	$ 228,318
	300,000	150,000	1.80	28-Dec-03	103,962
	2,908,858	2,908,858	1.80	28-Dec-03	2,016,065
	125,000	125,000	2.25 USD	28-Dec-03	49,080
Total Balance June 30, 2003	4,035,144	3,534,501			$ 2,397,425

9.	SEGMENTED INFORMATION
The Company operates primarily in one segment, being cable TV services and in two geographic locations, being Canada and Poland.

Geographic information
Revenues are attributed to countries based on location of customer
Revenues		For the six months ended June 30, 2003	For the six months ended June 30, 2002
	Canada	$ -	$ -
	Poland	1,966,135	1,856,158
		$ 1,966,135	$ 1,856,158

Property, plant, equipment and intangibles		June 30, 2003	December 31, 2002
	Canada	$ 16,450	$ 24,923
	Poland	11,855,017	14,646,006
		$ 11,871,467	$ 14,670,929

10.	SUBSEQUENT EVENTS

The Company is currently preparing a prospectus in conjunction with an application to list on the Warsaw Stock Exchange.  The Company plans to use proceeds from the offering to further develop its cable television services. The listing on the Warsaw Stock Exchange and the prospectus is subject to regulatory approval.

11.	OFFICERS AND DIRECTORS

Stan Lis - President, CEO and director
Adam Wojcik, Chief Operating Officer and director
Iwona Kozak, Vice President Corporate Affairs and directors
Casey Forward, Chief Financial Officer
Jan Rynkiewicz, director
Boyce Butler, director